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                                                                    EXHIBIT 10.2
                             PURCHASE AND SALE AGREEMENT



        THIS AGREEMENT (the "Agreement") made as of the 8th day of January, 1998 by and between TRINET ESSENTIAL FACILITIES X, INC., a Maryland corporation having its principal place of business c/o TRINET CORPORATE REALTY TRUST, INC., Four Embarcadero Center, Suite 3150, San Francisco, California 94111 ("Seller") and AMERICAN REAL ESTATE INVESTMENT CORPORATION, a Maryland corporation having its principal place of business at 620 W. Germantown Pike, Suite 200, Plymouth Meeting, PA 19462 ("Purchaser").

                                       RECITALS


        A. Seller is the owner of a parcel of land located at 4472 Steelway Boulevard, in the Town of Clay, Onondaga County, New York (S.B.L. Number 105-01-007.01) as shown in red hatching on Exhibit A annexed hereto and more particularly described as Parcel I in Exhibit B annexed hereto, together with two (2) buildings located thereon having a total building area of approximately 532,000 square feet and all improvements now or hereafter located or constructed thereon, and all easements, tenements, hereditaments, rights, licenses, privileges and appurtenances, whether or not of record; all fixtures, machinery, heating, lighting, plumbing, water, sewer, ventilating, exhaust, electrical, gas, refrigeration, air conditioning, communication, fire protection, security and light safety fixtures, equipment and systems; all hot water heaters, furnaces, heating controls, motors and boiler pressure systems and equipment; all right, title and interest in and to any streets, roads, alleys or other public ways adjoining said parcel, including, without limitation, any land lying in the bed of any street, road, alley or other public way, opened or closed, and any strips and


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rights-of-way adjoining said parcel; and all certificates, permits, licenses, franchises, authorizations and approvals relating to the ownership, use, access, occupancy, repair, maintenance or operation thereof or any part thereof (collectively "Parcel I").


        B. Seller is also the owner of a parcel of land located at 4580 Steelway Boulevard, in the Town of Clay, Onondaga County, New York (S.B.L. Number 105-01-005) as shown in green hatching on Exhibit A annexed hereto and more particularly described as Parcel II in Exhibit B annexed hereto, together with a building located thereon having an area of approximately 123,000 square feet and all improvements now or hereafter located or constructed thereon, and all easements, tenements, hereditaments, rights, licenses, privileges and appurtenances, whether or not of record; all fixtures, machinery, heating, lighting, plumbing, water, sewer, ventilating, exhaust, electrical, gas, refrigeration, air conditioning, communication, fire protection, security and light safety fixtures, equipment and systems; all hot water heaters, furnaces, heating controls, motors and boiler pressure systems and equipment; all right, title and interest in and to any streets, roads, alleys or other public ways adjoining said parcel, including, without limitation, any land lying in the bed of any street, road, alley or other public way, opened or closed, and any strips and rights-of-way adjoining said parcel; and all certificates, permits, licenses, franchises, authorizations and approvals relating to the ownership, use, access, occupancy, repair, maintenance or operation thereof or any part thereof (collectively "Parcel II").

        C. Parcel I and Parcel II are hereinafter collectively referred to as the "Premises".

        D.   Subject to the terms and conditions set forth herein,


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Seller desires to sell and Purchaser desires to purchase the Premises.


                                      AGREEMENT


        In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


        1. PURCHASE AND SALE. Seller agrees to sell and Purchaser agrees to acquire the Premises upon the terms and conditions set forth herein.


        2. PURCHASE PRICE. The total price for the Premises shall be TWELVE MILLON SEVEN HUNDRED FIFTY THOUSAND and 00/100 UNITED STATES DOLLARS ($12,750,000.00) (the "Purchase Price") payable as follows:


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             (a)  contemporaneously with the execution of this Agreement by
Purchaser, Purchaser shall deliver to First American Title Insurance Corporation at its main office in Philadelphia, Pennsylvania (the "Escrow Agent"or "Title Company") the sum of ONE HUNDRED THOUSAND and 00/100 DOLLARS ($100,000.00) (together with all interest thereon referred to hereinafter as the "Initial Deposit") to be held in escrow in an interest bearing account. The Initial Deposit shall be applied against the Purchase Price at Closing (as hereinafter defined), or returned to Purchaser if Closing does not occur because Seller defaults in its obligation to convey the Premises to Purchaser in accordance with the terms of this Agreement, or if Purchaser terminates this Agreement prior to the expiration of the Due Diligence Period pursuant to Section 7 hereof, or if either party terminates this Agreement pursuant to
Section 10 hereof; and,

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             (b)  within three (3) business days after the expiration of the Due
Diligence Period, as defined in Section 7(a) of this Agreement, and provided that Purchaser has not terminated this Agreement prior to the expiration of the Due Diligence Period pursuant to Section 7 hereof, Purchaser shall deliver to the Escrow Agent the sum of ONE HUNDRED THOUSAND and 00/100 DOLLARS
($100,000.00) (together with all interest thereon referred to hereinafter as the "Additional Deposit") to be held in escrow in an interest bearing account. The Additional Deposit shall be applied against the Purchase Price at Closing or returned to Purchaser if Closing does not occur because Seller defaults in its obligation to convey the Premises to Purchaser in accordance with the terms of this Agreement or if either party terminates this Agreement pursuant to
Section 10 hereof. The Initial Deposit and the Additional Deposit are collectively referred to hereinafter as the "Deposit"; and,

             (c)  the balance by wire transfer upon Closing.

        3. CLOSING AND REQUIRED DOCUMENTS. The consummation of the transaction contemplated hereunder (the "Closing") shall take place within fifteen (15) days after the expiration or waiver by Purchaser of the "Due Diligence Period" as defined in Section 7 of this Agreement at the offices of Seller's attorneys, SHULMAN CURTIN GRUNDNER REGAN & SNYDER, P.C., Suite 502, 250 South Clinton Street, Syracuse, New York 13202, or at such other location as may be agreed to by Seller and Purchaser. At Closing, Seller shall deliver to Purchaser a bargain and sale deed with covenant against grantor's acts (the "Deed"), duly executed and acknowledged by Seller and in proper form for recording, conveying to Purchaser good and marketable fee simple title to the Premises which is insurable as such by the Title Company at the statutory rate without charge for extra hazardous risks pursuant to an ALTA Owners Policy of Title Insurance (4-6-90) with New York Endorsement free and clear of all liens, tenancies and encumbrances except as set forth in Exhibit C annexed hereto (the matters set forth on Exhibit C are hereinafter referred

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to as the "Permitted Exceptions"), together with a Combined Real Estate Transfer
Tax Return and Credit Line Mortgage Certificate (Form TP-584), a Real Property Transfer Report (Form RP-5217), an assignment and assumption of leases in the form attached hereto as Exhibit D to be executed by both parties hereto, original leases for all tenants in possession of all or parts of the Premises as of Closing, notices to all tenants of the conveyance of the Premises to Purchaser pursuant to Section 248 of the New York Real Property Law, estoppel certificates in the form attached hereto as Exhibit E from all tenants, assignments and assumptions of the maintenance and managerial contracts affecting the Premises of which Seller is a party to which are listed on Exhibit F hereto to be executed by both parties hereto, a non-foreign affidavit in compliance with Section 1145 of the Internal Revenue Code, a corporate resolution of the Board of Directors of Seller authorizing the transaction contemplated herein and the execution of all closing documents by a corporate officer of Seller, an assignment of (and delivery to Purchaser of originals or copies of) any of the following in Seller's possession: all certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals for the Premises; all fees, escrow and/or security funds, deposits and other sums heretofore paid to any governmental authority in connection with the Premises; all certificates issued by the local Board of Fire Underwriters (or other body exercising similar functions); all plans, specifications and project manuals for the Premises; all guarantees, bonds and warranties with respect to the Premises (together with original counterparts of such instruments), and all keys to the Premises, and such other documents and certifications which Purchaser may reasonably request.


        4. TITLE DOCUMENTS. Within fifteen (15) days after Seller executes this Agreement, Seller shall furnish to Purchaser the

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following (collectively, the "Title Documents"): any abstracts of title or tax searches which are in Seller's possession; and an instrument survey prepared according to the standards adopted by the Onondaga County Bar Association showing the Premises and the location of any structures or improvements affecting it, bearing the surveyor's certificate as to the exact acreage, and certified to Purchaser and such other parties as Purchaser may designate.

        5.   EXAMINATION OF TITLE : TITLE DEFECTS.  If, within forty-five
(45) days after the date of this Agreement, Purchaser raises any objection to title or to any agreement of record affecting the Premises, which is not a Permitted Exception, Purchaser shall give written notice to Seller of such objections and Seller shall have fifteen (15) days to cure such objections to the reasonable satisfaction of the Title Company or to make arrangements to cure such objections as of the Closing. If Seller does not cure any such objections within fifteen (15) days following written notice thereof, or make arrangements to cure such objections as of the Closing, Purchaser may terminate this Agreement upon written notice to Seller and the Escrow Agent, in which event neither party shall have any claim against the other because of the termination and the Deposit shall be returned to Purchaser by the Escrow Agent. Purchaser shall be conclusively presumed to have waived any objections to title as of the date of the abstract(s) of title unless any such objections are made by written notice given to Seller and the Escrow Agent within forty-five (45) days after the date of this Agreement.

        6. INSPECTIONS. While this Agreement remains in effect, Purchaser and its duly authorized agents and employees shall have the right at reasonable times and upon reasonable advanced written notice to Seller to enter upon the Premises and to inspect and make such surveys, tests and measurements as may be reasonably necessary.

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Purchaser agrees: (x) not to create any potentially dangerous condition on, in or upon the Premises while conducting such surveys, tests and measurements or to interfere with the use and occupancy of the Premises by the tenants currently in possession thereof; (y) that any such surveys, tests and measurements shall be promptly carried out and concluded; and (z) that Purchaser, at its sole cost and expense shall return the Premises to its existing condition once Purchaser has completed the work permitted by this
Section 6. Purchaser further agrees to indemnify and hold Seller harmless from and against any loss, damage, liability and expense (including reasonable attorney's fees) paid, suffered or incurred by Seller and arising from or out of, or in any way related to, any use of the Premises by Purchaser, its agents or employees pursuant to this Section 6. The provisions of this section shall survive the expiration (or sooner termination) of this Agreement and/or the Closing.

        7. PURCHASER'S CONDITIONS PRECEDENT TO CLOSING. In addition to any other conditions set forth herein, this Agreement and the covenants and obligations contained herein to be observed or performed by Purchaser are expressly made contingent upon the following conditions which are deemed to be conditions precedent to the payment by Purchaser of the Purchase Price and acceptance by Purchaser of the Deed:

             (a) Within forty-five (45) days after the date on which Seller has given Purchaser written notice that the condition specified in Section 8(a) has been satisfied (the "Due Diligence Period"), Purchaser may perform, or cause to be performed at its sole cost and expense such reviews, examinations, analysis, tests and audits (collectively the "Investigations") which it may deem necessary concerning, but not limited to: (i) the presence of, or

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release from the Premises of any petroleum product or hazardous substance or material, contaminant or pollutant regulated by any governmental law, rule, regulation or ordinance; (ii) the structural integrity of all improvements located upon the Premises; (iii) the terms of all leases affecting the Premises and the financial condition of each tenant named therein; and (iv) the status of title to the Premises. Any such Investigations shall be paid by Purchaser. Purchaser agrees to use diligent efforts to initiate and conclude such Investigations as soon as possible and to provide to Seller a copy of the results of such Investigations promptly after receipt of the same. Purchaser further agrees: (x) not to create any potentially dangerous condition on, in or upon the Premises while conducting such Investigations;
(y) that Purchaser, at its sole cost and expense shall return the Premises to its condition as of the date of this Agreement once it has completed its Investigations; and (z) while conducting such Investigations, not to interfere with the use and occupancy of the Premises by the tenants currently in possession thereof. Purchaser also agrees to indemnify and hold Seller harmless from and against any loss, damage, liability and expense (including reasonable attorney's fees) paid, suffered or incurred by Seller arising from or out of, or in any way related to the conduct of the Investigations.
Within three (3) business days following the execution of this Agreement by Seller, Seller shall provide to Purchaser copies of any of the following which are in the possession of Seller: (i) any plans and specifications for the buildings located upon the Premises; (ii) any title insurance policies, surveys and environmental reports relating to the Premises; (iii) current year County tax bill and School tax bill; (iv) income and expense statements for Parcel I and Parcel II for the period of Seller's ownership of the Premises; and (v) all existing leases affecting the Premises.

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             (b)  all of the representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects and shall not omit a material fact necessary to make the statement of fact therein recited not misleading.

             (c) Seller shall have performed all covenants, agreements and conditions required by this Agreement to be performed by Seller prior to or as of the Closing.

             (d) Purchaser shall have received executed estoppel certificates and SNDAs from all tenants under the leases set forth in Exhibit G annexed hereto.

             In the event Purchaser is not satisfied, in its sole discretion, with any of the reviews, examinations, analysis, tests and/or audits it may choose to conduct prior to the expiration of the Due Diligence Period pursuant to Section 7(a) above, or in the event any of the conditions set forth in Sections 7(b), 7(c), or 7(d) are not satisfied, Purchaser may terminate this Agreement by giving written notice to that effect to Seller and the Escrow Agent and the Deposit shall be immediately returned to Purchaser by the Escrow Agent. In the event Purchaser does not terminate this Agreement within the Due Diligence Period by reason of Purchaser's dissatisfaction with the reviews, examinations, analysis, tests and/or audits pursuant to Section 7(a), the Deposit shall become non-refundable to Purchaser except: i) in the event Seller defaults in its obligation to convey the Premises to Purchaser in accordance with the terms of this Agreement; or,
ii) in the event of failure of a condition set forth in Section 7(b), 7(c) or 7(d).

        8. SELLER'S CONDITIONS PRECEDENT TO CLOSING. Seller's obligations under this Agreement are subject to the following

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conditions precedent:


             (a) Within ten (10) days after Seller executes this Agreement, this Agreement is approved by the Board of Directors of TriNet Corporate Realty Trust, Inc., the sole shareholder of Seller, and by the President/CEO of TriNet Corporate Realty Trust, Inc. (collectively the "Corporate Approvals"). If Seller is unable to obtain such approval, such event shall not constitute a breach or default by Seller of its obligations hereunder. Nevertheless, in such event, Purchaser shall be entitled to the return of the Deposit.

             In the event the above condition is not satisfied by Seller, Seller or Purchaser may terminate this Agreement by giving written notice to that effect to the other party.

        9. SELLER'S COVENANTS. After the execution of this Agreement and until the expiration or sooner termination of this Agreement or the Closing, Seller shall not: (i) grant or consent to any new easements, leases, licenses, grants or any other interest or estate affecting the Premises or any part thereof without the prior written consent of Purchaser; (ii) enter into or agree to any modification or amendment of any existing easement, lease, license, grant or any other interest or estate affecting the Premises or any part thereof without the prior written consent of Purchaser; or (iii) further encumber or permit any liens against the Premises. In the event an easement or other estate is granted with the consent of Purchaser, and consideration is paid for it, the parties agree that the proceeds (less any expenses incurred in connection with the granting of such easement) shall be credited to Purchaser at the Closing.

        10. DAMAGE, DESTRUCTION OR CONDEMNATION. Until the Closing, Seller shall continue to maintain and repair the Premises in its

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present condition, reasonable wear and tear excepted, and further, agrees to keep and maintain its present policies of fire insurance on the Premises, or their equivalent, in full force and effect, from the date hereof, to and including the date of Closing.

             Seller shall immediately notify Purchaser in writing of any damage or destruction of all or any portion of the Premises or any taking or notice of taking of all or any portion of the Premises by eminent domain.
If, prior to the Closing all or a "Substantial Part" (as hereinafter defined) of the Premises is destroyed by fire or the elements or by any other cause, or all or a Substantial Part of the Premises is taken by eminent domain or proceedings to effect such a taking are commenced, then within ten (10) days after it shall receive notice of such occurrence, taking or proceeding, either party may elect to cancel this Agreement. If Purchaser shall so elect, this Agreement shall terminate and neither party shall have any further rights or liability hereunder. If Seller shall elect to cancel this Agreement, this Agreement shall terminate and neither party shall have any further rights or liability hereunder, except that Seller shall reimburse Purchaser up to ONE HUNDRED THOUSAND and 00/100 DOLLARS ($100,000.00) for Purchaser's actual out-of-pocket expenses reasonably incurred and paid by Purchaser in connection with its Investigations. Seller shall reimburse Purchaser for such costs within sixty (60) days of receipt by Seller of paid invoices for such Investigations. As used in this Section 10, "Substantial Part" shall mean the destruction or taking of that part of the Premises which would reduce the gross rental income derived from the Premises (computed as if all existing leasable space was rented at the then prevailing rates) by fifteen percent (15%) or more, and: as to which sufficient insurance proceeds are not available to fully restore such damage; or, as to which Seller's insurance company has not confirmed in writing that such casualty is covered by Seller's policy and that

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no defense to payment of the claim exists; or, as to which any loan commitment obtained by Purchaser for financing to acquire the Premises is canceled or suspended as a result of such casualty.

             If a Substantial Part of the Premises is destroyed or taken by eminent domain but this Agreement is not so cancelled, or if a Substantial Part of the Premises is not destroyed or taken, this Agreement shall continue in full force and effect without any abatement in the Purchase Price and: (i) Seller at the time of Closing, shall credit Purchaser for any sums of money less than or equal to the Purchase Price collected by Seller under its policies of insurance insuring against the loss in question (other than rent insurance which shall be apportioned to the date of the Closing in accordance with Section 15 hereof), after deducting therefrom any expenses incurred by Seller in collecting such insurance and any amount that Seller shall have agreed or shall have been obligated to pay for repairs or restoration of the damage, and, in addition, at Closing, Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to said policies and any sums payable (or the balance of the sums of money collected by Seller net of collection expenses thereunder in respect of such loss, except as to rent insurance which shall be apportioned as aforesaid); and
(ii) Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to any awards that may be made for such taking or Seller shall credit on account of the Purchase Price an amount equal to all condemnation proceeds received by it prior to the Closing in respect of any condemnation since the date hereof, less any reasonable and actual collection expenses.

             Seller shall give Purchaser prior written notice of any proposed repairs or restoration to the Premises to be funded by insurance proceeds. Seller shall have the right to make any repairs

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or restorations which it is obligated to perform pursuant to the Existing
Leases (the "Essential Repairs") and to pay for Essential Repairs with any insurance proceeds received by Seller. In the event Purchaser gives Seller written notice prior to the initiation of such repair or restoration that Purchaser disputes whether a proposed repair or restoration is an Essential Repair, Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to any insurance proceeds allocated to such disputed repair, or in the event Seller has received such proceeds, deliver the same to Purchaser, and Purchaser shall indemnify, defend and save and hold harmless Seller of and from any loss, damage, cost or expense, including reasonable attorney's fees and disbursements whether or not litigation is commenced, incurred by Seller arising from or as a consequence of the failure to perform the disputed repair or restoration.

        11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        12. REPRESENTATIONS AND WARRANTIES. Seller makes the following representations and warranties to Purchaser, which representations and warranties are true and correct as of the date of this Agreement, and shall be true and correct at and as of the Closing as though made both at and as of the date of this Agreement and at and as of the Closing:

             (i) Seller is not a "foreign person" as defined in the Foreign Investment in Real Property Tax Act (Section 1145 of the Internal Revenue Code, as amended).

             (ii) At Closing, no person, firm, corporation or entity


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other than Purchaser will have any right or option to acquire the Premises or any portion thereof or any interest therein and Seller is the sole owner of the Premises as of the date of this Agreement.

             (iii) At Closing, no default or breach will exist under any of the covenants, conditions, restrictions, rights-of-way or easements affecting the Premises or any portion thereof which are to be performed or complied with by Seller.

             (iv) At Closing, there shall be no law suits or litigation pending against the Premises caused by acts of Seller and there shall be no claims or offsets of any kind or nature which affect title to the Premises.

             (v) Utility and electric service is provided to the Premises by a regulated utility company and the Premises is not subject to any electric or gas utility surcharge as set forth in Section 242 of the Real Property Law.

             (vi) The only direct or prime leases or other agreements currently in effect with respect to the rights of use and occupancy of the Premises (as opposed to subleases) are the leases listed on Exhibit G hereto (the "Existing Leases").

             (vii) The Existing Leases are valid and existing and in full force and effect; the tenants thereunder are in actual possession of the Premises; and neither the tenants nor the Seller is in default of their respective obligations under the Existing Leases.

             (viii) The copies of the Existing Leases to be delivered by Seller to Purchaser are true and complete copies of the Existing Leases; the Existing Leases have not been amended, modified, or

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supplemented, except by written modifications or amendments, copies of which are attached to the copies of the Existing Leases to be delivered by Seller to Purchaser; and the tenants do not have any rights to extend or renew the terms of the Existing Leases except as expressly set forth in the Existing Leases.

             (ix) Seller has not performed, and is not required by the Existing Leases, to perform any construction, painting, repairs, alterations, improvements and other work to the Premises, and all of the other obligations of the landlord required to be performed under the Existing Leases as of the Closing, have been completed, fully performed and paid for in full by Seller.

             (x) The rents and other payments set forth in the Existing Leases are the actual rents, income and charges presently being collected by Seller under the Existing Leases.

             (xi) Except as set forth in the Existing Leases, the tenants are not entitled to any concession, allowance, rebate or refund; and the allowances, if any, specified in the Existing Leases have been fully recovered by the tenants thereunder.

             (xii) The tenants have not prepaid any base rental, minimum rental, fixed rental or additional rental or other charges for more than the current month under their Existing Leases.

             (xiii) Neither the Existing Leases nor the rental or other amounts payable under the Existing Leases have been assigned, pledged or encumbered other than to the holder of any existing mortgage on the Premises as collateral security, which collateral assignment and existing mortgage shall be released and satisfied as of the Closing.

             (xiv) No security deposits have been paid by the tenants under the Existing Leases except as set forth on Exhibit H hereto.

             (xv) Seller represents to Purchaser that there are no outstanding brokerage or leasing commissions or other compensation which are or will become due and payable to any party ("Lease Broker") with respect to or on account of the Existing Leases, or any extension or renewal of the Existing Leases.

             (xvi) Seller has not received any notice ("Defect Notice") from any insurance company which has issued a policy with respect to the Premises or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in the Premises suggesting or requesting the performance of any repairs, alterations or other work to the Premises.

             (xvii) Seller has no employees located at the Premises.

             (xviii) Seller has not received any notice of any condemnation proceeding or other proceedings in the nature of eminent domain in connection with the Premises, and to Seller's knowledge no taking has been threatened.

             (xix) All of the books, records, information, data and other items supplied by Seller to Purchaser with respect to Seller or the Premises are true, complete and correct in all material respects.

             (xx) To the best of Seller's actual knowledge, except as set forth in the environmental reports described in Exhibit I annexed hereto, there is no presently existing violation at the Premises of any law; no contamination is present at the Premises; and no underground storage tanks, asbestos or PCB's are present at the

Premises.

        The representations and warranties contained in this Section 12 shall not merge with the Deed upon delivery thereof to Purchaser but shall survive Closing for a period of twelve (12) months.

        13. LIKE-KIND EXCHANGE. Seller may determine to exchange the Premises for a like-kind property to be held either for productive use in trade or business or for investment pursuant to Section 1031 of the Internal Revenue Code. Purchaser agrees to fully cooperate with Seller in Seller's efforts to consummate a transaction in compliance with Section 1031 of the Internal Revenue Code provided that Purchaser shall not be responsible for any cost or expense of such an exchange in excess of the cost and expense Purchaser would incur if the transaction was not part of a like-kind exchange. Further, Purchaser shall have no obligation to take title to any exchange property; and Seller shall indemnify, defend and save and hold Purchaser harmless of and from all expenses, liabilities, claims, losses or actions as a result of Purchaser's participation in the tax free exchange.

        14. REMEDIES. Upon any breach or threatened breach by Seller of any of the agreements, terms, covenants or conditions contained in this Agreement, Purchaser may enjoin the breach or threatened breach and may invoke any right and remedy allowed by law, in equity, by statute, or otherwise, including the remedy of specific performance. Each right and remedy available to Purchaser under this Agreement shall be cumulative and shall be in addition to every other right or remedy provided for in this Agreement or now or hereafter existing by law, in equity, by statute, or otherwise, and the exercise by Purchaser of any one or more of those rights or remedies shall not preclude the simultaneous or later exercise by Purchaser of any or all other rights or remedies it may have.

             Upon any breach or threatened breach by Purchaser of any of the agreements, terms, covenants or conditions contained in this Agreement, as its sole and exclusive right and remedy, Seller shall be entitled to the Deposit as liquidated damages, and not as a penalty (Seller and Purchaser hereby acknowledging and agreeing that it is not possible otherwise to measure Seller's damages from Purchaser's default, including Seller's costs, expenses and fees in connection therewith), in lieu of any other remedy that might otherwise be available at law, in equity, by statute, or otherwise.

        15. CLOSING ADJUSTMENTS. Prior to the Closing, Seller shall deliver to Purchaser real estate tax receipts for all then current taxes and assessments affecting the Premises. There shall be no adjustment between Seller and Purchaser for all real estate taxes, special assessments and all other governmental charges affecting the Premises which, pursuant to the existing leases affecting the Premises, the tenant or tenant occupying the Premises are responsible for the payment of. Any real estate taxes, special assessments and all other governmental charges affecting the Premises that are not the obligation of tenants of the Premises to pay, and all rents, utilities, to the extent that they are not the responsibility of tenants, and all other charges assessed against the Premises and not the responsibility of tenants shall be prorated and adjusted as of the date of Closing. Purchaser shall receive a credit against the Purchase Price for any security deposits held by Seller pursuant to the existing leases.

        16. ALLOCATION OF CLOSING EXPENSES. Seller shall be responsible for payment of one-half of the deed transfer tax, and the costs of the survey to be provided to Purchaser pursuant to Section 4 of this Agreement. Purchaser shall be responsible for payment of one-half of the deed transfer tax, all recording fees, abstract, searches and any title insurance premiums and other charges arising out of this transaction. Each party shall be responsible for its own attorney's fees.

        17. RISK OF LOSS. The risk of loss or damage to the Premises by fire or other causes until the delivery of the Deed to Purchaser is assumed by Seller.

        18. POSSESSION. Possession of the Premises shall be delivered to Purchaser at Closing subject only to the Permitted Exceptions.

        19. CONFIDENTIALITY. Purchaser shall not, prior to Closing, without the prior written consent of Seller, which consent shall not unreasonably be withheld or delayed, disclose to any third party the terms of this Agreement or the terms of the Letter of Intent between the parties dated November 13, 1997; provided, however, that such terms may be disclosed: (i) subject to a written direction from Purchaser that such terms are to be held confidential, to Purchaser's counsel, accountants, environmental engineers, structural engineers and/or Title Insurance Company, and/or to any other party as reasonably necessary for Purchaser to complete its reviews, examinations, analyses, tests and/or audits pursuant to the provisions of Section 7(a) above; (ii) pursuant to the recordation of the Deeds and other Closing Documents; (iii) as required by law or by the rules or regulations of any governmental agency or in response to any inquiry or action by any governmental agency; (iv) in any action maintained by Purchaser to enforce its rights under this Agreement; (v) as required for the financial reporting of the Purchaser; and/or (vi) as otherwise reasonably necessary to effect the conveyance of the Premises. Nothing in this Section 19 shall restrict or preclude the right of Purchaser to disclose any of the terms to any party who had previously obtained knowledge of such terms directly from a party other than Purchaser. Purchaser agrees to indemnify, defend and save and hold harmless Seller of and from any loss, damage, cost or expense, including reasonable attorney's fees and disbursements incurred whether or not litigation is commenced, incurred by Seller as the direct result of a breach by Purchaser of the provisions of this Section 19. The right to be indemnified, defended and held harmless by the Purchaser pursuant to the preceding sentence shall be the sole and exclusive right and remedy of Seller by reason of a breach by Purchaser of the provisions of this Section 19; and notwithstanding any provision to the contrary set forth in this Agreement or the applicability of any law, ordinance, regulation or judicial decision, no breach by Purchaser of the provisions of this Section 19 shall deny, preclude or adversely affect the right of Purchaser to purchase the Premises pursuant to the terms of this Agreement.

        20. BROKER. Purchaser represents to Seller and Seller represents to Purchaser that no broker brought about the transaction between Purchaser and Seller other than Eagan Real Estate, Inc. and Oxford Realty Services (collectively the "Brokers") and each party agrees to indemnify and hold harmless the other party for any claims by any broker other than the Brokers for commissions or fees in connection with this transaction resulting from or arising out of the acts or omissions of the indemnifying party. Seller agrees to pay the Brokers an aggregate commission of FOUR HUNDRED THOUSAND and 00/100 DOLLARS ($400,000.00) upon Closing. The provisions of this section shall survive the expiration (or sooner termination) of this Agreement and/or the Closing.

        21. FORCE MAJEURE. (a) As used in this Agreement, the term "Force Majeure" means any condition delaying, hindering or preventing either party from performing as required under this Agreement, by reason of acts of God or nature, or a public enemy, strikes, lockouts, riots, injunctions or other interference through legal proceedings, state, federal or local laws or regulations or requisitions of any governmental authority but not including financial inability to perform.

             (b) If, because of Force Majeure, either party is unable to carry out its obligations under this Agreement, and if such party promptly gives the other party written notice of such Force Majeure in detail, specifying the nature, extent and expected duration of such Force Majeure, the obligations and liabilities of the party giving such notice and the corresponding obligations and liabilities of the other party shall be temporarily suspended to the extent made necessary by and during the continuance of such Force Majeure.

             (c) The party whose performance is prevented shall use its best efforts to remedy its inability to perform arising out of any event of Force Majeure; provided, however, nothing in this Section 21 shall be construed to require the settlement of any strike, walkout, lockout, or other labor dispute on terms which, in the reasonable judgment of the affected party are contrary to its interest. It is understood that the settlement of a strike, without walkout, lockout, or other labor dispute shall be entirely within the discretion of the affected party.

        22. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. Purchaser shall not assign its rights or obligations under this Agreement (except to any party controlling, controlled by, or affiliated with Purchaser) without the prior written consent of Seller, which consent may be withheld for any reason.

        23. NOTICES. All notices required or permitted to be given under this Agreement shall be in writing addressed to the other party at such other party's address(es) shown at the beginning of this Agreement or to such other address(es) as the other party shall have designated in the manner herein provided for the giving of such notice and shall be either: (i) delivered personally; (ii) sent by certified mail, postage prepaid, return receipt requested; or (iii) sent by overnight courier service provided such service obtains a written receipt upon delivery. Such notice shall be deemed to have been given on the date delivered, or on the date delivery is refused, as the case may be.

        24. ENFORCEMENT. The failure of either party to enforce any provision of this Agreement shall not constitute a waiver by that party of its right to later enforce any provision of this Agreement.

        25. ENTIRE AGREEMENT. This Agreement represents the entire agreement between Purchaser and Seller, and no part of this Agreement may be modified unless the modification is in writing and signed by the parties to this Agreement.

        26. SEVERABILITY. If any term or provision of this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected and each of the remaining terms and provisions shall remain in full force and effect.

        27. DURATION OF OFFER. This Agreement shall automatically terminate in the event Purchaser does not execute this Agreement and deliver the Initial Deposit to the Escrow Agent on or before February 5, 1998. For the limited purposes of this Section 27, an executed counterpart of this Agreement may be delivered by Purchaser to Seller by facsimile as an alternative to the methods enumerated in Section 23 above for the delivery of notices under this Agreement. Any notice to be given pursuant to any other section of this Agreement shall be given in compliance with Section 23.

        28. CAPTIONS. The captions or headings of the sections of this Agreement are for convenience only, and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement.

        29. CHOICE OF LAWS. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

        30. TIME. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period provided in this Agreement shall end on a Saturday, Sunday or legal holiday, then the final day shall extend to 5:00 P.M. of the next full business day. For the purposes of this Section, the term "holiday" shall mean a day other than a Saturday or Sunday on which banks in New York State are or may elect to be closed.

        31. SNDA. Seller shall deliver for execution by each of the tenants under the Existing Leases a Subordination, Non-Disturbance and Attornment Agreement ("SNDA") for the benefit of any proposed mortgagee to provide financing to Purchaser in connection with Purchaser's acquisition of the Premises; and Seller agrees to use diligent efforts to assist Purchaser in obtaining the executed SNDA's from the tenants under the Existing Leases.

        32. REPORTS. For the period of time commencing on the date of this Agreement and continuing through the first anniversary of the Closing, and without limitation of the other document production otherwise required of Seller hereunder, Seller shall, from time to time, upon reasonable advance written notice from Purchaser, provide to Purchaser and its representatives:
(i) access to all financing and other information pertaining to the period of Seller's ownership and operation of the Premises, which information is relevant and reasonably necessary, in the opinion of Purchaser's outside, third-party accountants ("Accountants") to enable Purchaser and its Accountants to prepare financial statements in compliance with any and all of
(a) Rule 3-05 or Rule 3-14 of Regulations S-X of the Securities and Exchange Commission (the "Commission"), as applicable to Purchaser; (b) any other rule issued by the Commission and applicable to Purchaser; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer; and (ii) a representation letter, in form specified by, or otherwise satisfactory to the Accountants, signed by the individual(s) responsible for Seller's financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation letter may be required by the Accountants in order to render an opinion concerning Seller's financial statements.

        IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the day and year first above written.

SELLER:

TRINET ESSENTIAL FACILITIES X, INC.

By:     /s/ Mark Whiting
        Mark Whiting
        President


PURCHASER:

AMERICAN REAL ESTATE INVESTMENT CORPORATION


By      /s/ Stephen J. Butte
        Stephen J. Butte
        Vice President

                           ASSIGNMENT OF AGREEMENT OF SALE




        THIS ASSIGNMENT is made as of the 16th day of March, 1998 by and between AMERICAN REAL ESTATE INVESTMENT CORPORATION, a Maryland corporation ("Assignor") to VIRGINIA STREET ASSOCIATES LIMITED PARTNERSHIP, a Colorado limited partnership ("Assignee").

                                 W I T N E S S E T H:

        Assignor, as Buyer, and Trinet Essential Facilities X, Inc., a Maryland corporation, as Seller, have entered into a certain Agreement of Purchase and Sale dated February 3, 1998 (the "Agreement of Sale"), pursuant to which Assignor agreed to purchase from the Seller certain land located in the Town of Clay, New York, together with the buildings and improvements located thereon, and other property incidental thereto.

        Assignor desires to assign unto Assignee, and Assignee desires to accept from Assignor, all of Assignor's rights, title and interest in, to and under the Agreement of Sale (herein called the "Assigned Interests").

        NOW, THEREFORE, Assignor and Assignee, each intending legally to be bound hereby, agree as follows:

1. Assignor hereby assigns, transfers and sets over under Assignee the Assigned Interests; and Assignee accepts the assignment of the Assigned Interests and agrees to be bound thereby.

2. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected on this Agreement as the signatories.

3. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

        IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the day and year first above written.

                            ASSIGNOR:

                            AMERICAN REAL ESTATE INVESTMENT
                            CORPORATION

                            By:  /s/ Stephen J. Butte
                                 Vice President


                            ASSIGNEE:

                            VIRGINIA STREET ASSOCIATES LIMITED
                            PARTNERSHIP

                            By:  American Real Estate Investment, L.P. --
                                      its general partner

                                 By:  American Real Estate Investment
                                           Corporation -- its general partner

                                      By:  /s/Stephen J. Butte
                                           Vice President